Exhibit 10.2

FIRST GLOBAL AMENDMENT TO THE
AMENDED AND RESTATED
2014 EQUITY AND CASH INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENTS
This First Global Amendment to the Amended and Restated 2014 Equity and Cash Incentive Plan Restricted Stock Award Agreements (this “Amendment”) is executed and agreed to as of June 8, 2016 (the “Effective Date”), between Key Energy Services, Inc. (the “Company”) and each executive officer of the Company that is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended that has executed that certain First Amendment Acceptance Agreement (the “Section 16 Officers”).
WHEREAS, the Company maintains the Amended and Restated 2014 Equity and Cash Incentive Plan, as amended (the “Plan”);
WHEREAS, the Company previously granted restricted stock awards to the Section 16 officers (the “Original Grants”) pursuant to the Plan and form Restricted Stock Award Agreements (the “Original Agreements”);
WHEREAS, at the time that the Original Grants were granted, the Plan and the Original Agreements stated that the Company could withhold shares of the Company’s common stock (the “Common Stock”) from the shares of Common Stock otherwise issuable to the participant as a result of the vesting of the applicable awards, but that such withholding could only occur at minimum statutory rates;
WHEREAS, on June 8, 2016, the Company amended the Plan to allow for tax withholding to occur at rates that are up to the maximum statutory rates that would not result in adverse accounting treatment for that award;
WHEREAS, the Company now desires to (i) amend each Section 16 Officer’s Original Agreement that governs a restricted stock award granted pursuant to the Plan and which is outstanding as of the Effective Date (the “Outstanding Awards”) in order to make the tax withholding allowances within the applicable Original Agreements consistent with the tax withholding allowances within the current Plan document, (ii) notwithstanding anything to the contrary within the amendment approved below, approve withholding for any Outstanding Award at the maximum withholding rates that would not create adverse accounting treatment for that award, even if that results in withholding that is still at the minimum statutory rates that were provided for in the Original Agreements, and (iii) ensure that the difference, if any, between the minimum and maximum statutory withholding allowances for any Section 16 Officer is approved under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Employees agree as follows:
1.The tax withholding provisions within each Original Agreement that governs an Outstanding Award shall be amended to provide for tax withholding at rates that are up to the maximum statutory withholding rate that does not result in adverse accounting treatment for that award (which, for purposes of clarity, shall mean liability-based accounting treatment under ASC Topic 718).

2.All other provisions of the Original Agreements that were not specifically amended pursuant to this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has hereby executed this Amendment to become effective as of the Effective Date noted above.
KEY ENERGY SERVICES, INC.

By:    ___________________________
Name:    ___________________________
Title:    ___________________________